HomeTrust Bancshares, Inc. Announces the Completion of Previous Stock Repurchase Program and the Authorization of a New Stock Repurchase Program
ASHEVILLE, NC, April 2, 2020 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank, announced the completion of its 5% stock repurchase program, which began in October 2019. A total of 889,123 shares were repurchased at an average price of $21.09 per share. In addition, the Company's Board of Directors has authorized the repurchase of up to 851,004 shares of the Company’s common stock, representing 5% of the Company’s currently outstanding shares. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2019, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina
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www.htb.com
www.hometrustbancshares.com

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and  Treasurer
828-259-3939